UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2013

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On May 31, 2013, Piedmont Natural Gas Company, Inc. (the "Company") filed a general rate application with the North Carolina Utilities Commission ("NCUC") requesting an increase in rates and charges for all customers to produce overall increased annual revenues of $79.8 million, or 9.3% above the current annual revenues. This represents an annual average cost increase of 1.86% since the Company's last general rate proceeding in 2008. In this proceeding, the Company is seeking authorization from the NCUC to:

- Update and increase its rates and charges based on an overall rate base of $1.9 billion, an equity capital structure component of 50.7% and a return on common equity of 11.3%;
- Increase total revenues by $79.8 million, including $66.2 million related to gas utility margin and $13.6 million related to increased fixed gas costs;
- Implement a new integrity rider designed to separately track and recover the costs associated with significant levels of capital expenditures projected to be incurred to comply with federal pipeline safety and integrity requirements;
- Implement new depreciation rates to amortize the costs of assets, net of salvage value, over the estimated useful life of the assets;
- Update and revise the Company's existing service regulations and tariffs;
- Amortize and collect certain non-real estate costs associated with the initial development of the Robeson County liquified natural gas facility;
- Amortize and collect certain environmental expenses and pipeline safety and integrity compliance expenses that have been deferred in the period since the Company's last general rate case; and
- Provide for ongoing annual contributions to help fund pipeline safety and integrity research.

In the rate case application, the Company proposed that new rates be effective January 1, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

May 31, 2013	By:	Karl W. Newlin

Name: Karl W. Newlin
Title: Senior Vice President and Chief Financial Officer